Exhibit 99.1

News Release | For Immediate Release

Zix Corporation Announces Preliminary Third Quarter Results and Outlook
Cash Burn Continues to Decrease and Company Increases Guidance for Year-End Cash Balance
DALLAS — October 4, 2006 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and e-prescribing, today announced preliminary financial results for the third quarter ended September 30, 2006. Preliminary estimates of revenue for the third quarter are within the previously provided guidance range of $4.4 to $4.6 million. ZixCorp’s ending cash balance for the quarter was nearly $15 million, meaning a reduced cash burn of $4.7 million, which includes over $0.4 million in one-time cash expenses related to downsizing. The improved cash burn was driven by the lowest quarterly consumption of cash from operations in ZixCorp’s recent history. Through a combination of cost cutting and increased cash receipts from customers under contract, the Company is on track to further reduce the cash burn to between $2.9 and $3.9 million in the fourth quarter, resulting in a year-end cash balance of $11 to $12 million, which is ahead of previously announced targets.
The Company’s previously disclosed cost-cutting actions remain on track and have been targeted to have minimal impact on the ability of the Company to grow revenue. The Company has now reduced its overall workforce and non headcount related spending by 25 percent, the savings from which continue to build quarter-on-quarter, with the full benefit expected by Q1 2007. Furthermore, based mainly on existing customer contracts, the Company expects significant additional improvement in cash flow for the first and second quarter 2007, which solidifies the Company’s view that it has sufficient cash resources on hand.
“We have a high degree of visibility into cash utilization through June 2007,” said Rick Spurr, ZixCorp’s chief executive officer. “We expect the cash burn for the first half of 2007 to be between $2.5 to 3.5 million, based on projected cash receipts from our existing customers, sustained levels of new first-year orders, and the cost cutting actions that are now being realized in the financial results. This compares favorably to a comparable $11.5 million cash burn in the first half 2006. Furthermore, our previously announced plans to reduce the cash burn for 2007 to no more than $5 million and achieve cash flow breakeven no later than early 2008 remain on track.”
“We are obviously focused on accelerating the timeframe to cash flow breakeven,” continued Spurr. “One method to achieving this goal is the widespread adoption of a payor-funded $1 per script transaction fee. Where a ZixCorp customer, the sponsor, has already invested in an e-prescribing platform in a given market, we believe other payors with members in that same market
Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 866 257 4949 | fax 214 370 2070 | www.zixcorp.com

will pay a fee to obtain the full benefit of the technology for their members. These transaction fees would provide access to a richer set of functionality, such as the full level of clinical decision support offered today, enhanced reporting, and, when available, disease management enrollment or drug adherence reporting. While we currently only have one payor funding a $1 per script fee, if we were to collect this transaction fee for 20 percent of an active prescriber’s e-scripts, we would achieve the targeted per-prescriber revenue in our strategic plan. Although the transaction fee is an important part of our strategy to break even in this business, the Company can and likely will break even overall before the e-prescribing business breaks even on a standalone basis.”
In the Email Encryption business, the Company experienced a solid quarter with $4.2 million in total orders, which was up 35% compared with the third quarter 2005. Of the $4.2 million, approximately $1.3 million were new first-year orders, a good result in what has been traditionally a weak quarter for the Company’s sales in the business. For the second consecutive quarter, the Company had a 100 percent renewal rate of its eligible customer contracts. In the quarter, the Company also achieved a milestone by expanding its Email Encryption Service network to include over 6 million protected email addresses. In addition, ZixCorp continued to build its channel distribution capabilities with the announcement of a strategic partnership with Palisade Systems, which broadens the Company’s reach into the content monitoring and filtering space.
In its e-Prescribing business, ZixCorp recruited 883 new prescribers and deployed 460 prescribers, which was within its guidance range. During the quarter, the Company announced the next phase of its contract with Aetna for up to 750 prescribers, expanding into new markets in the New York City metropolitan area, Hartford, Connecticut, and Portland, Maine. ZixCorp also disclosed that it had one contract that included a payor-funded transaction fee, which it is now reporting to be $1 per qualified transaction, and anticipates other such contracts before year-end. In the third quarter, the Company’s largest customer, the eRx Collaborative in Massachusetts, announced improved results from its e-prescribing program, driven primarily by users of ZixCorp’s PocketScript® technology, including 3 percent to 3.5 percent lower pharmacy costs than from non e-prescribing doctors and 8,000 prescriptions changed in a month following an alert of a potentially dangerous drug interaction.
About Zix Corporation
ZixCorp is the leading provider of hosted email encryption and e-prescribing services. ZixCorp’s hosted Email Encryption Service provides an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. Its PocketScript e-prescribing service reduces costs and improves patient care by automating the prescription process between payors, doctors, and pharmacies. For more information, visit www.zixcorp.com.
Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 866 257 4949 | fax 214 370 2070 | www.zixcorp.com

Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s continued operating losses and substantial utilization of cash resources; the company’s ability to achieve broad market acceptance for the company’s products and services, including the company’s ability to enter into new sponsorship agreements for the electronic prescribing services offered by its PocketScript, Inc. subsidiary; the company’s ability to maintain existing and generate other revenue opportunities, including fees for scripts written, from its PocketScript e-prescription business; reliance on establishing and maintaining strategic relationships to gain customers and grow revenues; the expected increase in competition in the company’s e-messaging and e-prescription businesses; and the company’s ability to successfully and timely introduce new e-messaging and electronic prescription products, such as disease management enrollment or drug adherence reporting, and services or related products and services and implement technological changes. Further details on such risks and uncertainties may be found in the company’s public filings with the SEC.
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ZixCorp Contacts:
Public Relations: Farrah Corley (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 866 257 4949 | fax 214 370 2070 | www.zixcorp.com